Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2017 financial results

•	Fourth quarter net sales of approximately $3.7 billion, up about 8 percent versus prior year

•	Fourth quarter reported earnings per diluted share from continuing operations of $0.72 and adjusted earnings per diluted share from continuing operations of $1.19

•	Sales volume growth of 3 percent in the fourth quarter versus prior year

•	Share repurchases of $400 million in the fourth quarter and slightly more than $800 million for the year

•	Strong financial flexibility with approximately $1.5 billion of cash and short-term investments at year-end

•	Commitment to deploy at least $2.4 billion on acquisitions and share repurchases in 2018

PITTSBURGH, Jan. 18, 2018 - PPG (NYSE:PPG) today reported fourth quarter 2017 net sales of approximately $3.7 billion, up nearly 8 percent versus the prior year. Sales volumes increased by 3 percent year-over-year and selling prices improved sequentially for the third consecutive quarter, adding less than 1 percent to sales growth. Favorable foreign currency translation improved net sales by more than 3 percent, or about $115 million, and acquisitions-related sales, net of divestitures, added less than 1 percent to sales growth.

Fourth quarter 2017 reported net income from continuing operations was $184 million, or 72 cents per diluted share, including an unfavorable impact of 5 cents per diluted share stemming from the natural disasters that occurred in the third quarter. Adjusted net income from continuing operations was $304 million, or $1.19 per diluted share. Adjusted net income excludes net after-tax charges totaling $120 million, or 47 cents per diluted share. These net after-tax charges include: $97 million net charge related to the new U.S. Tax Cuts and Jobs Act legislation; $24 million for pension settlement charges; and $7 million for asset write-downs, partially offset by an $8 million gain from the sale of a non-operating asset. The net tax charge reflects the company’s current best estimate of the new legislation’s impact. As new information becomes available, including issuance of interpretations by regulatory bodies, the company may update this estimate. For the fourth quarter 2017, the effective tax rate was 49.7 percent and the adjusted effective tax rate was 24.3 percent. For the full year, the adjusted effective tax rate was 24.4 percent. With the enactment of the U.S. Tax Cuts and Jobs Act legislation, the company’s global effective tax rate is expected to be in the range of 23-to-24 percent for the year 2018.

Fourth quarter 2016 reported net income from continuing operations was $91 million, or 34 cents per diluted share. Adjusted net income from continuing operations was $306 million, or $1.16 per diluted share. Adjusted net income excludes net after-tax charges totaling $215 million, or 82 cents per diluted share. These net after-tax charges include: $144 million for business restructuring; $51 million for increases to legacy environmental reserves; $23 million for higher tax expense related to asbestos settlement funding; and $5 million for a premium on the early retirement of debt, partially offset by an $8 million net gain on the disposals of ownership interests in business affiliates. For the fourth quarter 2016, the effective tax rate was 31.2 percent and the adjusted effective tax rate was 24.4 percent.

“In the fourth quarter, we delivered solid and balanced sales growth in each major region, and both reporting segments achieved at least 2 percent sales volume growth,” said Michael H. McGarry, PPG chairman and chief executive officer. “Additionally, our aggregate selling prices improved for the third consecutive quarter as we made continued progress on our margin recovery efforts, despite higher than anticipated raw material inflation in the quarter driven by ongoing supply-related issues, including production curtailments from additional environmental enforcement in China.

“Our Performance Coatings segment delivered its highest sales volume growth of the year, growing more than 2 percent aided by continued above-market performance in automotive refinish coatings, strengthening aerospace growth and solid mid-single-digit percentage volume growth in our U.S. company-owned architectural coatings stores. Industrial Coatings maintained a mid-single-digit percentage sales volume growth rate, once again well outpacing global industrial production, led by our general industrial and packaging coatings businesses,” McGarry said.

“For the full year, we delivered adjusted earnings per diluted share growth despite repeated disruptions to the coatings industry supply chain that resulted in significant coatings raw material inflation. We continued our legacy of aggressively managing our cost structure and delivered $50 million of full year cost savings from our 2016 restructuring program, achieving the top-end of our target. Strategically, during 2017 we completed our multi-year portfolio transformation with the sale of the U.S. fiber glass business, our last remaining non-core business, and continued our earnings-accretive focused cash deployment.

“Our cash flow from operations was excellent, totaling over $1.5 billion for the year, including the benefit from improved operating working capital ratios. We also continued our heritage of returning cash to shareholders, with more than $1.2 billion returned in 2017 via share repurchases and dividends. We remain proud that PPG has paid annual dividends for 118 consecutive years, and increased per-share payouts for 46 consecutive years, including a 13% per-share increase in July.” McGarry continued.

“Looking ahead, we are well positioned to benefit from broadening and more synchronized global economic growth due to our geographic reach, excellent product portfolio, and advanced customer technologies, McGarry said. We expect minimal abatement in the first half of the year to the high level of raw material inflation that the coatings industry is experiencing. We will continue to work with our customers to address the inflationary environment and expect to realize additional selling price increases in 2018. Finally, we continue to have strong financial flexibility and are committed to deploy a minimum of $2.4 billion of cash in 2018 on acquisitions and share repurchases as part of our previously communicated target to deploy $3.5 billion in 2017 and 2018 combined,” McGarry concluded.

The company reported year-end 2017 cash and short-term investments of approximately $1.5 billion. Also, PPG had $3.6 billion remaining on its current share repurchase authorizations at year-end 2017, including a $2.5 billion authorization approved by PPG’s Board of Directors in December.

Fourth Quarter 2017 Reportable Segment Financial Results

•
Performance Coatings segment fourth quarter net sales were $2.1 billion, up $144 million, or more than 7 percent, versus the prior year. Net sales benefited from higher selling prices across most businesses and regions, and segment sales volume growth of more than 2 percent. Favorable foreign currency translation increased net sales by about $67 million, or over 3 percent.

Automotive refinish coatings organic sales improved by a mid-single-digit percentage driven by market outperformance in the U.S. and Europe, and strong emerging region demand. Aerospace coatings sales volumes growth accelerated with a mid-single-digit percentage gain over the prior year period, aided by improving demand in the U.S. and Asia. Architectural coatings - Americas and Asia Pacific sales volumes advanced a low single-digit percentage year-over-year, with differences by channel and region. In the U.S. and Canada, company-owned architectural same store sales grew by a solid mid-single-digit percentage, while aggregate sales volumes in national retail (DIY) accounts and independent dealer networks were flat to the prior year period. Latin American architectural coatings sales volumes were flat versus the prior year, as growing end-use market demand was offset by lingering unfavorable impacts of the Mexican earthquakes. Architectural coatings - EMEA sales volumes were consistent with the prior year, an improvement versus the third quarter, as results remained mixed by country. Aggregate protective and marine coatings sales volumes were flat year-over-year, with protective coatings sales growth offsetting moderating marine coatings contraction.

Segment income for the fourth quarter was $260 million, up $21 million, or about 9 percent, year-over-year, including favorable foreign currency translation of $6 million. Segment income improved year-over-year aided by the impact of higher sales volumes, overhead and manufacturing cost management and improving selling prices, partially offset by significant raw material inflation.

•
Industrial Coatings segment fourth quarter net sales were about $1.6 billion, up $121 million, or more than 8 percent, versus the prior-year period. Sales volumes increased by more than 4 percent and favorable foreign currency translation added nearly $46 million, or about 3 percent, versus the prior year. Selling prices were modestly lower year-over-year, but improved sequentially versus the third quarter. Acquisition-related sales added $27 million in sales, or about 2 percent year-over-year.

Automotive original equipment manufacturer (OEM) coatings sales volumes increased by a low-single-digit percentage year-over-year, consistent with global automotive industry production rates. Aggregate industrial coatings and specialty coatings and materials sales volumes increased by a mid-single-digit percentage versus the prior year and outpaced global industrial production growth rates for the eighth consecutive quarter, as the company achieved higher sales volumes in each major region and in many end-use markets. Packaging coatings sales volumes accelerated to a high-single-digit percentage year-over-year growth rate, with above industry growth rates in most regions stemming from customer adoption of new PPG technologies.

Segment income for the fourth quarter was $212 million, down $24 million, or about 10 percent, year-over-year. Segment income was lower as aggressive cost improvements and strong sales volume growth did not fully offset significant raw material inflation and modestly lower selling price. Progress was made on selling price initiatives in the fourth quarter sequentially, with further progress expected in the first half of 2018. Favorable foreign currency translation aided segment income by $6 million.

Full-Year 2017 Financial Results

Full-year 2017 reported net sales from continuing operations were approximately $14.8 billion, up more than 3 percent, versus the prior year, including favorable foreign currency translation of less than 1 percent, or approximately $55 million. Organic sales growth of 1.5 percent versus the prior year was supplemented by acquisition-related sales growth of more than 1 percent.

The company’s 2017 full-year reported net income from continuing operations was $1.4 billion, or $5.46 per diluted share. Full-year 2017 adjusted earnings per diluted share from continuing operations was $5.87 per diluted share, representing an increase of nearly 4 percent year-over-year. Adjusted net income excludes net after-tax charges totaling $105 million, or $0.41 per diluted share. These net after-tax charges include: $97 million net charge related to the new U.S. Tax Cuts and Jobs Act legislation; $38 million for pension settlement charges; $7 million for asset write-downs; and $6 million for transaction-related costs, partially offset by a $24 million gain from the sale of the Mexican Plaka wallboard business; an $11 million benefit from a legal settlement, and an $8 million gain from the sale of a non-operating asset. In 2017, foreign currency translation unfavorably impacted pre-tax income by $7 million. The effective tax rate from continuing operations was 28.8 percent for 2017 and the adjusted effective tax rate from continuing operations was 24.4 percent for 2017.

The company’s 2016 full-year reported net income from continuing operations was $547 million, or $2.05 per diluted share. Full-year 2016 adjusted earnings per diluted share from continuing operations was $5.67 per diluted share. Adjusted net income excludes net after-tax charges totaling $959 million, or $3.62 per diluted share. These net after-tax charges include: $616 million for pension settlement charges; $151 million for a net tax charge related to asbestos settlement funding; $144 million for business restructuring; $51 million charge for increases to legacy environmental reserves; $17 million for asset write-downs; $5 million for transaction-related costs; and $5 million for a premium on the early retirement of debt, partially offset by a $30 million net gain on the disposals of ownership interests in business affiliates. The effective tax rate from continuing operations was 27.6 percent for 2016 and the adjusted effective tax rate from continuing operations was 24.6 percent for 2016.

A detailed reconciliation of the reported to adjusted figures for the fourth quarter and the full year is included below.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 18. The company will hold a conference call to review its fourth quarter and full year 2017 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10115355. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan 18, beginning at approximately 4:30 p.m. ET, through Feb. 1 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10115355. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 18, 2018, through Jan. 17, 2019.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include ongoing impacts of the natural disasters described herein and their length and severity, any currently unanticipated future impacts from the natural disasters, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2016 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of January 18, 2018, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2017		Fourth Quarter 2016
	$	EPS	$	EPS
Reported net income from continuing operations	$184	$0.72	$91	$0.34
Net tax charge for Tax Cuts and Jobs Act legislation	97	0.38	—	—
Pension settlement charges	24	0.09	—	—
Gain on sale of a non-operating asset	(8)	(0.03)	—	—
Asset write-downs	7	0.03	—	—
Business restructuring charge	—	—	144	0.55
Environmental remediation charge	—	—	51	0.20
Net tax effect of asbestos settlement trust funding	—	—	23	0.09
Premium on early retirement of debt	—	—	5	0.02
Net gain on disposals of ownership interests in business affiliates	—	—	(8)	(0.04)
Adjusted net income from continuing operations, excluding non-recurring items	$304	$1.19	$306	$1.16

	Full Year 2017		Full Year 2016
	$	EPS	$	EPS
Reported net income from continuing operations	$1,408	$5.46	$547	$2.05
Tax cost of Tax Cuts and Jobs Act legislation	97	0.38	—	—
Pension settlement charges	38	0.14	616	2.31
Asset write-downs	7	0.03	17	0.06
Transaction-related costs	6	0.02	5	0.03
Gain from sale of business	(24)	(0.09)	—	—
Gain from legal settlement	(11)	(0.04)	—	—
Gain on sale of a non-operating asset	(8)	(0.03)	—	—
Net tax effect of asbestos settlement trust funding	—	—	151	0.57
Business restructuring charge	—	—	144	0.55
Environmental remediation charge	—	—	51	0.20
Premium on early retirement of debt	—	—	5	0.02
Net gain on disposals of ownership interests in business affiliates	—	—	(30)	(0.12)
Adjusted net income from continuing operations, excluding non-recurring items	$1,513	$5.87	$1,506	$5.67

	Fourth Quarter 2017			Fourth Quarter 2016
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense (Benefit)	Effective Tax Rate
Effective tax rate, continuing operations	$376	$187	49.7%	$138	$43	31.2%
Charge for Tax Cuts and Jobs Act legislation	—	(97)	N/A	—	—	—
Pension settlement charges	38	14	36.8%	—	—	—
Gain on sale of a non-operating asset	(13)	(5)	37.9%	—	—	—
Asset write-downs	7	—	—	—	—	—
Business restructuring charge	—	—	—	195	51	25.8%
Environmental remediation charge	—	—	—	82	31	37.6%
Net tax effect of asbestos settlement trust funding	—	—	—	—	(23)	N/A
Premium on early retirement of debt	—	—	—	8	3	37.6%
Net gain on disposals of ownership interests in business affiliates	—	—	—	(13)	(5)	38.5%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$408	$99	24.3%	$410	$100	24.4%

	Full Year 2017			Full Year 2016
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense (Benefit)	Effective Tax Rate
Effective tax rate, continuing operations	$2,008	$579	28.8%	$786	$217	27.6%
Tax cost of Tax Cuts and Jobs Act legislation	—	(97)	N/A	—	—	—
Pension settlement charges	60	22	36.7%	968	352	36.4%
Asset write-downs	7	—	—	23	7	30.4%
Transaction-related costs	9	3	37.9%	8	3	37.6%
Gain from sale of business	(25)	(1)	3.2%	—	—	—
Gain from legal settlement	(18)	(7)	37.9%	—	—	—
Gain on sale of a non-operating asset	(13)	(5)	37.9%	—	—	—
Net tax effect of asbestos settlement trust funding	—	—	—	—	(151)	N/A
Business restructuring charge	—	—	—	195	51	25.8%
Environmental remediation charge	—	—	—	82	31	37.6%
Premium on early retirement of debt	—	—	—	8	3	37.6%
Net gain on disposals of ownership interests in business affiliates	—	—	—	(46)	(16)	34.8%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$2,028	$494	24.4%	$2,024	$497	24.6%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net sales	$3,682	$3,417	$14,750	$14,270
Cost of sales, exclusive of depreciation and amortization	2,117	1,910	8,204	7,693
Selling, general and administrative	912	861	3,570	3,581
Research and development - net	116	115	453	459
Depreciation	86	79	331	319
Amortization	34	30	129	121
Interest expense	27	29	105	125
Interest income	(7)	(6)	(20)	(26)
Asbestos settlement - net	—	—	—	5
Pension settlement charge	38	—	60	968
Business restructuring charge	—	195	—	195
Other (income) charges - net (Note A)	(17)	66	(90)	44
Income from continuing operations before income taxes	$376	$138	$2,008	$786
Income tax expense	187	43	579	217
Income from continuing operations, net of income taxes	$189	$95	$1,429	$569
Income from discontinued operations, net of income taxes	—	253	220	330
Net income attributable to the controlling and noncontrolling interests	$189	$348	$1,649	$899
Less: Net income attributable to noncontrolling interests	(5)	(4)	(21)	(22)
Net income (attributable to PPG)	$184	$344	$1,628	$877

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$184	$91	$1,408	$547
Income from discontinued operations, net of income tax	—	253	220	330
Net income (attributable to PPG)	$184	$344	$1,628	$877

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$0.73	$0.35	$5.50	$2.06
Income from discontinued operations, net of income tax	—	0.96	0.86	1.24
Net income (attributable to PPG)	$0.73	$1.31	$6.36	$3.30

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$0.72	$0.34	$5.46	$2.05
Income from discontinued operations, net of income tax	—	0.96	0.85	1.23
Net income (attributable to PPG)	$0.72	$1.30	$6.31	$3.28

Average shares outstanding	253.6	262.0	256.1	265.6

Average shares outstanding - assuming dilution	255.4	263.7	257.8	267.4

Note A:
Other (income) charges during the twelve months ended December 31, 2017 includes a gain from the sale of the Mexican Plaka business of $25 million, a gain from a legal settlement of $18 million and a gain from the sale of a non-operating asset of $13 million. Other (income) charges during the three and twelve months ended December 31, 2016 includes an charge of $82 million for increases to legacy environmental reserves.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
($ in millions)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax benefit/(expense) related to the following:

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net tax charge for Tax Cuts and Jobs Act legislation	$(97)	$—	$(97)	$—
Pension settlement charges	14	—	22	352
Transaction-related costs	—	—	3	3
Gain from the sale of a non-operating asset	(5)	—	(5)	—
Income from a legal settlement	—	—	(7)	—
Gain from the sale of the Mexican Plaka business	—	—	(1)	—
Business restructuring charge	—	51	—	51
Environmental remediation charge	—	31	—	31
Premium on early retirement of debt	—	3	—	3
Asset write-downs	0	4	0	7
Net tax effect of asbestos settlement funding	—	(23)	—	(151)
Net gain from disposals of ownership interests in business affiliates	—	(9)	—	(16)
Total	$(88)	$57	$(85)	$280

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2017	2016 (a)
Current assets:
Cash and cash equivalents	$1,436	$1,820
Short-term investments	55	43
Receivables - net	2,892	2,654
Inventories	1,730	1,514
Assets held for sale	—	223
Other	352	320
Total current assets	$6,465	$6,574

Current liabilities:
Short-term debt and current portion of long-term debt	$12	$629
Accounts payable and accrued liabilities	3,788	3,460
Restructuring reserves	102	100
Liabilities held for sale	—	64
Total current liabilities	$3,902	$4,253

Long-term debt	$4,134	$3,787

(a) Assets and liabilities of PPG's former Glass segment are classified as held for sale as of December 31, 2016. The North American fiber glass business was sold on September 1, 2017.

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2017	2016 (b)
Operating Working Capital (a)
Amount	$2,071	$2,001
As a percent of quarter sales, annualized	14.1%	14.6%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.
(b) Assets and Liabilities held for sale have been excluded.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net sales
Performance Coatings	$2,124	$1,980	$8,732	$8,580
Industrial Coatings	1,558	1,437	6,018	5,690
Total	$3,682	$3,417	$14,750	$14,270

Segment income
Performance Coatings	$260	$239	$1,323	$1,314
Industrial Coatings	212	236	972	1,042
Total	$472	$475	$2,295	$2,356

Items not allocated to segments
Corporate	(46)	(43)	(181)	(209)
Interest expense, net of interest income	(20)	(23)	(85)	(99)
Legacy (Note A)	2	(7)	(1)	(32)
Pension settlement charges	(38)	—	(60)	(968)
Gain from the sale of a non-operating asset	13	—	13	—
Asset write-downs	(7)	(13)	(7)	(23)
Business restructuring charge	—	(195)	—	(195)
Environmental remediation charge	—	(82)	—	(82)
Gain from the sale of the Mexican Plaka business	—	—	25	—
Transaction-related costs	—	—	(9)	(8)
Net gain from disposals of ownership interests in business affiliates	—	26	—	46
Income from a legal settlement	—	—	18	—
Income before income taxes	$376	$138	$2,008	$786

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.